                                                                    Exhibit 10.1




                                   May 5, 2003



Robert C. deGroof, Ph.D.
145 Water Crest Drive
Doylestown, Pennsylvania 18901

Dear Bob:

This letter will confirm certain matters related to your employment by Alteon Inc. (the "Company") and shall constitute an amendment to your Employment Agreement with the Company dated as of March 14, 2000 (the "Employment Agreement").

Your Term of Employment, as defined in Paragraph 1 of your Employment Agreement expired on March 14, 2003, and this letter will confirm that such Employment Agreement is extended for an additional three years from that date to March 14, 2006.

On December 18, 2002, the Company issued and delivered to you options to purchase 100,000 shares of the Company's common stock at an exercise price of $1.87 per share which is the fair market value of the stock on December 18, 2002, when the Special Compensation Subcommittee of the Board approved this award. The options will be subject to the terms set forth in the resolution of the Compensation Committee authorizing such grant on that date, which is attached hereto.

Paragraph 4 of your Employment Agreement ("Other Benefits") is amended to include four (4) weeks' vacation per year.

Paragraph 5 of your Employment Agreement ("Expenses") is amended to include an evaluation at December 31 of each year regarding commuting and housing expenses.

Paragraph 20 of your Employment Agreement ("General") is amended to include reference to the new stock option grant agreement and this letter as part of the "entire agreement," with respect to the subject matter of your employment by the Company under these agreements.

Except as modified by this letter, the terms of all the foregoing enumerated agreements shall remain in full force and effect.

Robert C. deGroof, Ph.D.                                             May 5, 2003
Page 2


If the foregoing is acceptable to you, please indicate your agreement by signing and returning the enclosed copy of this letter.

                                    Sincerely,



                                    /s/ Kenneth I. Moch
                                    ------------------------------------
                                    President and Chief Executive Officer

Attachment

Accepted and Agreed
this 8th day of May 2003.

/s/ Robert C. deGroof, Ph.D.
------------------------------------
Robert C. deGroof, Ph.D.

                                   ALTEON INC.

                  SPECIAL COMPENSATION SUBCOMMITTEE RESOLUTIONS

                            Adopted December 18, 2002

      RESOLVED, that, in connection with the extension of his employment agreement, the Company grant to Dr. deGroof an incentive stock option (or to the extent that such option does not qualify as an incentive stock option, a non-qualified stock option), pursuant to the Company's 1995 Stock Option Plan (the "Plan"), to purchase 100,000 shares of common stock of the Company with an exercise price per share of $1.87 which is current fair market value as determined under the Plan. Such option shall be in the form of, and on such terms and conditions as provided in, the Company's standard form of Stock Option Grant Agreement currently in effect with such additional provisions as contemplated by Section 4(d) of Dr. deGroof's employment agreement. Such Stock Option Grant Agreement shall provide, on condition that Dr. deGroof is employed by the Company on the relevant vesting dates and that option shares shall vest as follows:

      1) 75,000 options to vest over a 36-month period at the rate of 2,083 shares on the first day of each calendar month, commencing as of March 1, 2003.

      2) 25,000 options to vest in a lump sum on December 18, 2007, provided that such shares shall be subject to accelerated vesting on December 18, 2005, accordingly to the following terms. The average fair market value for a share of the Company's Common Stock (measured as provided under the Plan) shall be determined for each of the trading days during the six-month period ending on December 18, 2005. If the average share value for such period is below $12, then no options shall vest early. If such value is $12 or more, then 6,250 options shall vest early for each full dollar that such value exceeds $11, such that all 25,000 options shall vest early if such value equals or exceeds $15.